The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2008

Preliminary Prospectus Supplement
(To Prospectus dated November 29, 2007)
Wilmington Trust Corporation

$               % Subordinated Notes due 2018
Interest payable           and
Issue price:     %

The subordinated notes will mature on          , 2018. Interest on the subordinated notes will accrue from          , 2008. We cannot redeem the subordinated notes prior to their maturity. There is no sinking fund for the subordinated notes.

The subordinated notes are unsecured. They rank junior to our Senior Indebtedness and to our General Obligations. Holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon our bankruptcy, insolvency, or reorganization.

The subordinated notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the subordinated notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the subordinated notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

			Underwriting		Proceeds
	Price to Public		Discount		to Us

Per Subordinated Note		%		%		%

Total	$		$		$

The subordinated notes will not be listed on any securities exchange. Currently, there is no public trading market for the subordinated notes.

We expect to deliver the subordinated notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about          , 2008.

Joint Book-Running Managers

JPMorgan	Merrill Lynch & Co.

          , 2008

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are offering to sell the subordinated notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

Prospectus

About This Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Forward-Looking Information	2
Ratio of Earnings To Fixed Charges	4
Use of Proceeds	5
Description of Debt Securities	6
Book Entry Issuance	11
Plan of Distribution	14
Legal Matters	16
Experts	16

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, describes the specific terms of the subordinated notes we are offering and certain other matters relating to Wilmington Trust Corporation. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the subordinated notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the subordinated notes or any of the other matters presented in this prospectus supplement differs from the description in the base prospectus, the description in this prospectus supplement supersedes the description in the base prospectus.

S-i

INCORPORATION OF DOCUMENTS FILED WITH THE SEC

The following documents have been filed by us (File No. 001-14659) with the SEC and are incorporated by reference into this prospectus supplement and the accompanying prospectus (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008;

•	The sections of our Annual Report to Shareholders for 2007, filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Audited Consolidated Financial Statements,” “Notes to Consolidated Financial Statements,” “Reports of Independent Registered Public Accounting Firm,” and “Stockholder Information,” in each case to the extent required to be disclosed on Form 10-K and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	The information required by Part III of Form 10-K contained on pages 1, 3, 6 and 9-30 of our Definitive Proxy Statement on Schedule 14A, filed on February 29, 2008; and

•	Our Current Reports on Form 8-K filed on January 31, 2008, February 19, 2008, and March 25, 2008.

All documents we file pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of the documents, except for information “furnished” under Item 2.02, Item 7.01 or Item 9.01 of Form 8-K or other information “furnished” to the SEC, including information “furnished” to the SEC in our Annual Report to Shareholders for 2007, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, (302) 651-1000, Attention: Gerard A. Chamberlain.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein, before making an investment decision. When used in this prospectus supplement, the terms “we,” “us,” “our,” and “Wilmington Trust” refer to Wilmington Trust Corporation and its subsidiaries, unless specified otherwise.

WILMINGTON TRUST CORPORATION

This summary does not contain all of the information that may be important to your investment decision. You should read the entire prospectus and prospectus supplement and the documents incorporated by reference herein before deciding to invest in the subordinated notes.

We are a bank and thrift holding company, and a financial holding company under the Bank Holding Company Act. Our banking subsidiaries are Wilmington Trust Company, a Delaware-chartered bank and trust company (“WTC”), Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company (“WTPA”), and Wilmington Trust FSB, a federal savings bank with banking offices in Delaware, Florida, Maryland, and Pennsylvania (“WTFSB,” and together with WTC and WTPA, the “Banks”). WTC is the largest full-service bank headquartered in Delaware and one of the nation’s largest personal trust companies. At December 31, 2007, WTC, together with its affiliates Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC, had over $49 billion in assets under management. Subsidiaries of WTC engage in the distribution of WTC-sponsored mutual funds, investment advising, the sale of securities, and insurance and related activities. At December 31, 2007, we had over $11.4 billion of total assets, including approximately $8.5 billion in loans. At the same date, we were well-capitalized, with over $1.1 billion of qualifying capital for risk-based capital purposes, representing 11.21% of our risk-weighted assets, and $779.2 million of “Tier 1” capital, representing 7.73% of risk-weighted assets and 7.18% of average assets at December 31, 2007.

For the 2007 fiscal year, we reported net income of $182.0 million, or $2.64 per diluted share, compared to the $143.8 million, or $2.06 per diluted share, reported for 2006. The improvement in earnings was primarily attributable to the absence of the $72.3 million non-cash impairment charge we took in the third quarter of 2006, as well as growth in both of the major components of our income. Net interest income increased 1.6% to $368.9 million, an increase of $5.8 million over the $363.1 million reported for 2006. Non-interest income increased 11.5% to $386.0 million, an increase of $39.9 million over the $346.1 million reported for 2006.

During 2007, we increased our reserve for loan losses from $94.2 million (1.16% of loans outstanding) to $101.1 million (1.19% of loans outstanding). At December 31, 2007, the total dollar amount of loans past due 90 days or more, nonaccruing loans, and restructured loans represented 84% of loan loss reserves, compared to 39% at December 31, 2006.

We are a legal entity separate and distinct from the Banks and our non-banking subsidiaries (together with the Banks, the “Affiliates”). Accordingly, our right, and thus the right of our creditors and stockholders, to participate in any distribution of the assets or earnings of any Affiliate is subject to the prior claims of creditors of the Affiliate, except to the extent that claims in our capacity as a creditor of the Affiliate may be recognized. The principal sources of our revenues historically have been dividends from the Affiliates. See Note 16 of the Notes to Consolidated Financial Statements in our Annual Report to Shareholders for 2007 for a discussion of restrictions on the payment of dividends by the Banks and us.

WTC was organized under Delaware law in 1903. We were incorporated under Delaware law in 1985. Our executive offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and our telephone number is (302) 651-1000.

THE OFFERING

The following summary of the offering contains basic information about the subordinated notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the subordinated notes, please refer to the section of this prospectus supplement entitled “Description of the Subordinated Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	Wilmington Trust Corporation.

Notes offered	$ aggregate principal amount of % Subordinated Notes due 2018. We may issue additional subordinated notes in the future, subject to compliance with the covenants in the indenture. Any additional subordinated notes of this series will have the same terms as the subordinated notes being offered by this prospectus supplement, but may be offered at a different offering price than the subordinated notes being offered by this prospectus supplement. If issued, those additional subordinated notes will become part of the same series as the subordinated notes being offered by this prospectus supplement.

Maturity	, 2018.

Interest	The subordinated notes will bear interest from , 2008 at the rate of % per year.

Interest payment dates	and of each year, beginning , 2008.

Ranking	The subordinated notes are subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances, to all General Obligations as described in the attached prospectus. As of December 31, 2007, Senior Indebtedness and General Obligations (including deposits) totaled approximately $9,803,068,368.

Optional redemption	We cannot redeem the subordinated notes prior to their maturity.

Indenture	We will issue the subordinated notes under an indenture between us and Wells Fargo Bank, National Association, as trustee. The indenture governing the subordinated notes will, among other things, limit our ability to sell all or substantially all of our assets or merge or consolidate with or into other entities without satisfying certain conditions. See “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds of this offering to repay $125,000,000 aggregate principal amount of our 6 5/8% Subordinated Notes due 2008, finance future possible acquisitions, and for general corporate purposes. See “Use of Proceeds.”

RISK FACTORS

An investment in the subordinated notes is subject to risk. Before you decide to invest in the subordinated notes, you should consider the risk factors below as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act before making an investment decision. See “Incorporation of Documents Filed with the SEC” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Risks Relating to Wilmington Trust

We are subject to certain principal, interest rate, and credit risks associated with consumer and commercial lending.

A certain degree of credit risk is inherent in the Banks’ various lending activities. The Banks offer fixed and adjustable interest rates on loans, with terms of up to 30 years. Adjustable rate mortgage (“ARM”) loans increase the responsiveness of the Banks’ loan portfolios to changes in market interest rates. However, ARM loans generally carry lower initial interest rates than fixed-rate loans. Accordingly, they may be less profitable than fixed-rate loans during the initial interest rate period. In addition, since they are more responsive to changes in market interest rates than fixed-rate loans, ARM loans can increase the possibility of delinquencies in periods of high interest rates.

The Banks also originate loans secured by mortgages on commercial real estate and multi-family residential real estate. At December 31, 2007, the Banks’ commercial real estate portfolio totaled $1.46 billion, or 17% of total loans. Since these loans usually are larger than one-to-four family residential mortgage loans, they generally involve greater risks than one-to-four family residential mortgage loans. In addition, since customers’ ability to repay those loans often is dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment of these loans more severely than loans secured by one-to-four family residential properties. Moreover, the commercial real estate business is subject to downturns, overbuilding and local economic conditions.

The Banks also make construction loans for residences and commercial buildings, as well as on unimproved property. At December 31, 2007, the Banks’ commercial real estate-construction loan portfolio totaled $1.78 billion, or 21% of total loans. While these loans receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to the higher risks associated with construction lending. Those include risks associated with the type of property securing the loan, including that the properties are not currently generating income. Accordingly, consistent with industry practice, the Banks sometimes fund the interest on a construction loan by including the interest as part of the total loan, further increasing the indebtedness secured by the property. Moreover, construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower’s or guarantor’s ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment of construction loans more severely than loans secured by one-to-four family residential properties.

In the event of worsening economic conditions or deterioration in commercial and real estate markets, we would expect increased non-performing assets, credit losses and provisions for loan losses. See “Commercial Lending,” “Construction Lending,” “Consumer Lending,” and “Residential Mortgage Lending” in our Management’s Discussion and Analysis in our Annual Report to Shareholders for 2007 for discussions of our credit risk.

We are subject to liquidity risks.

Market conditions, including a diminished ability to access the capital markets or other events, could negatively affect the level or cost of liquidity available to us, which would affect our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Core deposits are our primary source of funding. At December 31, 2007, total loans relative to core deposits was 1.55%. Because our consumer banking and core deposit gathering activities remain focused in Delaware, while our commercial banking activities have expanded throughout the mid-Atlantic region, we are dependent on non-core funding sources to augment our core deposits. A significant decrease in our core deposits, an inability to obtain alternative funding to our core deposits, or a substantial, unexpected, or prolonged change in the level or cost of liquidity could have a negative effect on our business and financial condition. See “Liquidity and Funding” in our Management’s Discussion and Analysis in our Annual Report to Shareholders for 2007 for a discussion of our liquidity risk.

We face increasing competition for deposits, loans, and assets under management.

The Banks compete for deposits, loans, and assets under management. Many of the Banks’ competitors are larger and have greater financial resources and larger lending limits than the Banks. These disparities have been accelerated with increasing consolidation in the financial services industry. Savings banks, savings and loan associations, and commercial banks located in the Banks’ principal market areas historically have provided the most direct competition for deposits. Dealers in government securities, deposit brokers, and credit card, direct, and internet-based financial institutions outside of the Banks’ principal market areas also provide competition for deposits. Savings banks, savings and loan associations, commercial banks, mortgage banking companies, insurance companies, and other institutional lenders provide the principal competition for loans. This competition can increase the rates the Banks pay to attract deposits and reduce the interest rates they can charge on loans, and impact the Banks’ ability to retain existing customers and attract new customers.

Banks, trust companies, investment advisers, mutual fund companies, multi-family offices, and insurance companies provide the Banks’ principal competition for trust and asset management business.

Our ability to compete for business depends in part on our ability to develop and market new and innovative products and services, and to adopt or develop new technologies that differentiate our products and services or provide cost efficiencies. Rapid technological change in the financial services industry, together with competitive pressures, require us to make ongoing investments to bring new products and services to market in a timely fashion and at competitive prices. If we fail to develop and market new and innovative products and services, or fail to adopt or develop new technologies, our business could be negatively affected.

A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could adversely affect our business and operating results.

Our business could be adversely affected to the extent that weaknesses in business and economic conditions have direct or indirect impacts on us or on our customers and counterparties. These conditions could lead, for example, to one or more of the following:

•	a decrease in the demand for loans and other products and services offered by us;

•	a decrease in the usage of unfunded commitments;

•	a decrease in customer savings generally and in the demand for savings and investment products offered by us; and

•	an increase in the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws, or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies, or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for credit losses, and valuation adjustments on loans held for sale.

Although many of our businesses are national in scope, our retail banking business is concentrated in Delaware and Pennsylvania, and thus that business is particularly vulnerable to adverse changes in economic conditions in these regions.

Risks Relating to the Subordinated Notes

The subordinated notes are unsecured and subordinated.

The subordinated notes are not secured. Accordingly, our secured creditors will have claims that are superior to your claims as holders of the subordinated notes to the extent of the value of the assets securing such other indebtedness. Moreover, the subordinated notes are subordinate and junior in right of payment to our existing and future Senior Indebtedness (as defined herein) and, in certain circumstances, to all General Obligations (as defined herein). In the event of a bankruptcy or similar proceeding involving us, our assets and the assets of our subsidiaries would be used to satisfy our Senior Indebtedness and General Obligations before any payments are made on the subordinated notes. Additionally, our secured creditors will have a superior claim to those of our assets that constitute their collateral. Furthermore, if any of our subsidiaries becomes insolvent, liquidates, reorganizes, dissolves, or otherwise winds up, the assets of that subsidiary will be used first to satisfy the claims of its creditors, including its trade creditors. Consequently, claims of holders of the subordinated notes will be effectively subordinated to all of our subsidiaries’ liabilities. As of December 31, 2007, Senior Indebtedness and General Obligations (including deposits) totaled $9,803,068,368.

As a holding company, Wilmington Trust Corporation is dependent on dividends from its subsidiaries.

Wilmington Trust Corporation is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Wilmington Trust Corporation’s common stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that the Banks and certain non-bank subsidiaries may pay to Wilmington Trust Corporation. If its subsidiaries are unable to pay dividends to Wilmington Trust Corporation, Wilmington Trust Corporation may not be able to service debt, including the subordinated notes, satisfy its obligations, or pay dividends on its common stock. The inability to receive dividends from its subsidiaries could have a material adverse effect on Wilmington Trust Corporation’s business, financial condition, and results of operations. See the section captioned “Supervision and Regulation” in Item 1 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008.

There is no limitation on the amount of indebtedness that we may incur.

There is no limitation on the amount of indebtedness, including senior indebtedness to which the subordinated notes would be subordinated, that we and our subsidiaries may incur in the future. Our incurrence of additional indebtedness could increase our vulnerability to economic downturns and competitive pressures, reduce the amount and availability of our cash flow, limit our flexibility, and make it more difficult for us to satisfy our obligations to you under the subordinated notes.

Holders of the subordinated notes will have a limited right to enforce their rights in respect of the subordinated notes.

Under the indenture governing the subordinated notes, holders of the subordinated notes will be unable to accelerate the maturity of the subordinated notes, except upon our bankruptcy, insolvency, or reorganization. Consequently, the holders of our subordinated notes may not accelerate the maturity of the subordinated notes if we fail to pay principal, premium, if any, or interest or fail to perform any other agreement in the subordinated notes or the indenture. For more information, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

There is no established trading market for the subordinated notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the subordinated notes, if at all.

The subordinated notes will constitute a new issue of securities with no established trading market. We have not applied and do not intend to apply to list the subordinated notes on any national securities exchange or inter-dealer quotation system. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the subordinated notes. We cannot assure you that you will be able to sell your subordinated notes at a particular time or that the prices that you receive when you sell your subordinated notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the subordinated notes if one develops. Future trading prices of the subordinated notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.

You should not purchase any of the subordinated notes unless you understand and know you can bear all of the investment risks associated with the subordinated notes.

USE OF PROCEEDS

The net proceeds of this offering, after deducting underwriting discounts and commissions and our estimated expenses, will be approximately $      million. We currently intend to use the net proceeds from the sale of the notes for:

•	the repayment of $125,000,000 aggregate principal amount of our 6 5/8% Subordinated Notes due 2008, which will mature on May 1, 2008;

•	the payment of $90,000,000 to purchase all of the issued and outstanding shares of capital stock of AST Capital Trust Company of Delaware, which provides trust and administrative services for retirement plans, institutional investors, and high-net-worth clients; however, we cannot assure you that such acquisition will be completed; and

•	general corporate purposes, which may include, without limitation, the repurchase of shares of Wilmington Trust common stock.

Any repurchase of our shares of common stock will be subject to, among other things, our financial condition, results of operations, and cash flows, our share price and other market conditions, other investment opportunities, other business conditions, and, to the extent the amount of common stock we wish to repurchase exceeds the amount previously authorized by our Board of Directors, Board approval.

We may invest the net proceeds of this offering temporarily or apply them to repay short-term debt until we are ready to use them for their intended purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2007	2006	2005	2004	2003

Excluding interest on deposits	3.8	3.6	5.3	7.0	7.5
Including interest on deposits	1.8	1.7	2.4	3.2	3.2

These ratios include Wilmington Trust and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses, and an amount equivalent to interest included in rental charges.

CAPITALIZATION

The following table sets forth our consolidated capitalization at December 31, 2007 on an actual basis and an as adjusted basis to give pro forma effect to this offering and our application of the net proceeds therefrom (including the repayment on May 1, 2008 of $125,000,000 aggregate principal amount of our 6 5/8% Subordinated Notes due 2008). The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2007 filed with the SEC and incorporated by reference into this prospectus supplement.

	As of December 31, 2007
(In millions, except shares)	Actual	As Adjusted

Liabilities:
Deposits	$7,857.5		$7,857.5
Short-term borrowings	1,992.1		1,992.1
Other liabilities	247.9		247.9
Long-term debt	267.8
Total liabilities	$10,365.3	$
Minority interest	$0.1		$0.1
Shareholders’ equity:
Common stock, par value $1 per share Authorized, 150,000,000 shares
Issued and outstanding, 67,086,546 shares	$78.5		$78.5
Capital surplus	188.1		188.1
Accumulated other comprehensive loss	(28.4)		(28.4)
Retained earnings	1,221.1		1,221.1
Treasury stock	(339.0)		(339.0)
Total shareholders’ equity	$1,120.3		$1,120.3
Total liabilities, minority interest, and shareholders’ equity	$11,485.7	$

DESCRIPTION OF THE NOTES

The following description of the particular terms of our     % Subordinated Notes due 2018 supplements the description of the general terms of the subordinated debt securities set forth under the headings “Description of Debt Securities — General” and “Description of Debt Securities — Subordinated Securities” in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the indenture referred to in the attached prospectus.

The subordinated notes offered by this prospectus supplement will be issued under the indenture between us and Wells Fargo Bank, National Association. The subordinated notes are a series of subordinated debt securities referred to in the attached prospectus. The subordinated notes will mature on          , 2018. The subordinated notes will be initially limited to $      aggregate principal amount. We are entitled, without the consent of the holders of the subordinated notes, to issue additional subordinated notes under the indenture on the same terms and conditions as the subordinated notes being offered hereby (which we refer to as “additional subordinated notes”). Any such additional subordinated notes will only be issued so that such additional subordinated notes will be treated as fungible with the previously issued and outstanding subordinated notes for U.S. federal income tax purposes. Any additional subordinated notes that we issue in the future will be identical in all respects to the subordinated notes being offered by this prospectus supplement, except that the additional subordinated notes will have different issuance prices and issuance dates. If issued, those additional subordinated notes will become part of the same series as the subordinated notes being offered by this prospectus supplement and will be treated as a single series for all purposes under the indenture, including waivers and amendments. Unless the context requires otherwise, for all purposes under the indenture and this “Description of the Notes,” references to the subordinated notes include any additional subordinated notes we actually issue.

The subordinated notes will bear interest at the annual rate of     %. Interest on the subordinated notes will accrue from          , 2008. We will pay interest on the subordinated notes semi-annually in arrears on          and           of each year, beginning          , 2008. Interest on the subordinated notes will be computed on the basis of a 360- day year of twelve 30-day months. Interest will be paid to the persons in whose names the subordinated notes are registered at the close of business on the preceding      and           of each year. In the event that an interest payment date is not a “business day,” we will pay interest on the next day that is a business day, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay. As used herein, a “business day” means any day, other than a Saturday or Sunday, on which banking institutions in the City of Wilmington, Delaware, the City of New York, New York, and the place of payment are open for business.

We will make all principal and interest payments on the subordinated notes in immediately available funds.

We cannot redeem the subordinated notes prior to their maturity. No sinking fund is provided for the subordinated notes.

The subordinated notes are subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances, to all General Obligations as described in the attached prospectus.

As of December 31, 2007, Senior Indebtedness and General Obligations (including deposits) totaled approximately $9,803,068,368.

Holders of the subordinated notes will have a limited right to enforce their rights in respect of the subordinated notes. In addition, holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except in the event of our bankruptcy, insolvency, or reorganization. Holders may not accelerate the maturity of the subordinated notes if we fail to pay principal, premium, if any, or interest or fail to perform any other agreement in the subordinated notes or indenture. See “Description of Debt Securities — Subordinated Securities — Events of Default, Defaults, Waivers, Etc.” in the attached prospectus.

Notwithstanding the foregoing, the subordinated notes will provide that the sole remedy for an event of default relating to the failure to comply with the reporting provisions of the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939 (the “TIA”) (which relates to the provision of reports), for the first 270 days after the occurrence of such an event of default, will consist exclusively of the right to receive additional interest on the subordinated notes at an annual rate of 0.05% of their principal amount. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the subordinated notes. The additional interest will accrue on all outstanding subordinated notes from and including the date on which such an event of default first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default has been cured or waived). Thereafter, such additional interest will cease to accrue and the subordinated notes will be subject to acceleration as provided in “Description of Debt Securities — Subordinated Securities — Events of Default, Defaults, Waivers, Etc.” in the attached prospectus if the event of default is continuing. The provisions of the subordinated notes described in this paragraph will not affect the rights of the holders of the subordinated notes in the event of the occurrence of any other event of default.

The subordinated notes will be issued in denominations of $2,000 and integral multiples of $1,000. The subordinated notes of each series will be represented by one or more permanent global subordinated notes registered in the name of DTC or its nominee, as described under “Book-Entry Issuance” in the attached prospectus.

Investors may elect to hold interests in the subordinated notes outside the United States through Clearstream Banking, Société Anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of Euroclear System (“Euroclear”), as participants in DTC, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase Bank, National Association, will act as depositary for each of Clearstream and Euroclear.

CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the subordinated notes by an initial holder of the subordinated notes who is a non-U.S. holder (as defined below) that acquires the subordinated notes pursuant to this offering at the initial offering price and holds the subordinated notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell the subordinated notes under the constructive sale provisions of the Code, and persons that hold the subordinated notes as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of the subordinated notes.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of a subordinated note that, for U.S. federal income tax purposes, is (1) an individual that is not a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is not created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is not subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) no court within the United States is able to exercise primary supervision over its administration or no United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, and (b) the trust has not made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the subordinated notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the subordinated notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the subordinated notes, provided that (1) that interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and (2) the non-U.S. holder (a) does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our voting stock, (b) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (c) satisfies certain certification requirements. Those certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service (“IRS”) Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the subordinated note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY (or a substantially similar form), under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the subordinated notes is a United States person.

If interest on the subordinated notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but that non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the subordinated notes generally will be subject to U.S. withholding tax at a 30 percent rate (or a lower applicable treaty rate).

If interest on the subordinated notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on that interest in the same manner as if that holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, also may be subject to the branch profits tax at a rate of 30 percent (or a lower applicable treaty rate). However, any such interest will not also be subject to withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or a substantially similar form) in order to claim an exemption from withholding tax.

Disposition of the Subordinated Notes

A non-U.S. holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the disposition of the subordinated notes. A non-U.S. holder also will generally not be subject to U.S. federal income tax with respect to that gain unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (2) in the case of a non-U.S. holder that is a nonresident alien individual, that holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described in (1) above, gain recognized on the disposition of those subordinated notes generally will be subject to U.S. federal income taxation in the same manner as if that gain were recognized by a United States person, and, in the case of a non-U.S. holder that is a foreign corporation, also may be subject to the branch profits tax at a rate of 30 percent (or a lower applicable treaty rate). In the case described in (2) above, the non-U.S. holder generally will be subject to a 30 percent tax on any capital gain recognized on the disposition of the subordinated notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments of principal and interest on the subordinated notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to that non-U.S. holder regardless of whether any tax was actually withheld. Copies of the information returns reporting those interest payments and the amount of any tax withheld also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a disposition of the subordinated notes within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder complies with certain certification procedures to establish that such holder is not a United States person or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is provided to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the subordinated notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of subordinated notes that appears opposite the name of that underwriter below:

Principal
Underwriter	Amount

J.P. Morgan Securities Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the subordinated notes from us, are several and not joint. Those obligations also are subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the subordinated notes if any of them are purchased.

The underwriters have advised us that they propose to offer the subordinated notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such subordinated notes to selected dealers at the public offering price minus a selling concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may re-allow, a selling concession of up to     % of the principal amount to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to this offering, which we estimate will be $ ; and

•	we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Each underwriter has represented to us and agreed that it has not made and will not make an offer of the subordinated notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) prior to the publication of a prospectus in relation to the subordinated notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, an underwriter may make an offer of the subordinated notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to:

•	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the information above, the expression an “offer of the subordinated notes to the public” in relation to any subordinated notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe the subordinated notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus

Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

There is currently no public trading market for the subordinated notes. In addition, we have not applied and do not intend to apply to list the subordinated notes on any securities exchange or to have the subordinated notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the subordinated notes. However, they are not obligated to do so and may discontinue any market-making in the subordinated notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the subordinated notes will develop, that you will be able to sell your subordinated notes at a particular time or that the price you receive when you sell will be favorable.

In connection with this offering of the subordinated notes, the underwriters may engage in over-allotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the subordinated notes in the open market for the purpose of pegging, fixing, or maintaining the price of the subordinated notes. Syndicate covering transactions involve purchases of the subordinated notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the subordinated notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

If more than 10% of the net proceeds of the subordinated notes will be received by FINRA members participating in the offering or associated persons of such FINRA members, the offering will be conducted in accordance with NASD conduct Rule 2710(h).

LEGAL MATTERS

Certain legal matters regarding the subordinated notes will be passed upon for Wilmington Trust by Nixon Peabody LLP, special counsel to Wilmington Trust, and certain legal matters regarding the subordinated notes will be passed upon for Wilmington Trust by Gerard A. Chamberlain, Esquire, Vice President and Counsel of Wilmington Trust. Mr. Chamberlain is an employee of Wilmington Trust Company and owns stock and options to purchase greater than 500 shares of stock of Wilmington Trust Corporation. Certain legal matters regarding the subordinated notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007, financial statements refers to our adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

PROSPECTUS

WILMINGTON TRUST CORPORATION
DEBT SECURITIES

We may offer, issue, and sell the types of securities listed above from time to time.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. Any such prospectus supplement also may add to or update information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters, or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from those sales will be described in the prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “WL.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2007, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and/or risk factors, if any, set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as referenced on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2007.

In this prospectus, “we,” “us,” “our,” “Wilmington Trust,” and the “Company” refer to Wilmington Trust Corporation and its subsidiaries, unless specified otherwise.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add to, update, or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement, and the additional information incorporated by reference into this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution, and any underwriting compensation and the other specific material terms related to the offering of the securities. The prospectus supplement also may contain information about material U.S. federal income tax considerations relating to the securities where applicable. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference into our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed with the SEC, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the caption “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, or any documents incorporated by reference herein or therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date.

RISK FACTORS

You should consider carefully the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. These reports and other information can be read and copied upon payment of a duplication fee at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. The SEC maintains a website (http://www.sec.gov) that contains reports and other information regarding companies that file with the SEC electronically, including us. These reports and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or through our website www.wilmingtontrust.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing those filed documents. Any statement contained or incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any document filed subsequently that also is incorporated by reference herein, modifies or supersedes that earlier statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus, except as so modified or superseded.

The following documents have been filed by us (File No. 001-14659) with the SEC and are incorporated by reference into this prospectus (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (which we filed with the SEC on March 1, 2007);

•	Parts I, II, and IV of our Annual Report to Shareholders for 2006, which we filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (which we filed with the SEC on March 1, 2007);

•	Part III of our Definitive Proxy Statement on Schedule 14A (which we filed with the SEC on March 8, 2007);

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 (which we filed with the SEC on May 10, 2007), for the quarter ended June 30, 2007 (which we filed with the SEC on August 9, 2007), and for the quarter ended September 30, 2007 (which we filed with the SEC on November 9, 2007); and

•	Forms 8-K we filed with the SEC on February 20, 2007, May 7, 2007, June 1, 2007, July 25, 2007, and September 20, 2007.

All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of the documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, (302) 651-1000, Attention: Gerard A. Chamberlain.

FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement, and any other documents included or incorporated by reference into this prospectus may contain statements that may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications that contain those statements from time to time. Forward-looking statements include statements regarding industry trends and our future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by our management. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” “continue,” and similar expressions or variations. These statements are based on our management’s knowledge and belief as of the date of this prospectus and include information concerning our possible or assumed future financial condition and our results of operations, business, and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, many beyond our ability to control or predict, could cause future results to differ, even materially, from those contemplated by these forward-looking statements. These factors include (1) changes in national or regional economic conditions, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in our markets, (5) higher-than-expected credit losses, (6) the effect of acquisitions and integration of acquired businesses, (7) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, and (8) economic uncertainty created by increasing unrest in other parts of the world. Weakness or a decline in capital or consumer spending could affect our performance adversely in a number of ways, including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit levels or changes in deposit interest rates, among other things, could slow our growth or put pressure on current deposit levels. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the risks described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk set forth in our other filings with the SEC that are incorporated by reference into this prospectus or any applicable prospectus supplement. You should consider those factors carefully before investing in our securities. Those forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges
Excluding interest on deposits	4.0	3.6	5.3	7.0	7.5	7.2
Including interest on deposits	1.8	1.7	2.4	3.2	3.2	2.6

These ratios include Wilmington Trust and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses, and an amount equivalent to interest included in rental charges.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities we may issue will constitute either senior securities (“Senior Securities”) or subordinated securities (“Subordinated Securities”). The Senior Securities will be issued under an indenture (the “Senior Indenture”) between us and the trustee under such indenture. The Subordinated Securities will be issued under an Indenture (the “Subordinated Indenture”) between us and the trustee under such indenture. The trustees under the Senior Indenture and the Subordinated Indenture are referred to herein, as applicable, as the “Trustee.” The Senior Indenture and the Subordinated Indenture are individually referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.” The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are qualified in their entirety by reference to the applicable Indenture, a copy of which has been filed with the SEC. Whenever defined terms are used but not defined herein, those terms have the meanings ascribed to them in the applicable Indenture, which meanings are incorporated by reference herein.

The following description of the terms of the securities sets forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of any securities and the extent, if any, to which those general provisions may apply to those securities will be described in the prospectus supplement relating to those securities.

Neither of the Indentures limits the aggregate principal amount of securities that may be issued thereunder, and each Indenture provides that securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Neither the Indentures nor the securities issued thereunder will limit or otherwise restrict the amount of other indebtedness we may incur or the other securities we or any of our subsidiaries may issue.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the securities offered hereby, to participate in the assets of any of our affiliates upon the latter’s liquidation or reorganization, will be subject to the prior claims of such affiliate’s creditors, except to the extent that we ourselves may be a creditor with recognized claims against such affiliate.

Reference is made to the applicable prospectus supplement for any series of securities for a description of the following terms:

•	the title of those securities;

•	the limit, if any, on the aggregate principal amount or aggregate initial public offering price of those securities;

•	the priority of payment of those securities;

•	the price or prices at which the securities will be issued (which may be expressed as a percentage of the aggregate principal amount thereof);

•	the date or dates on which the principal of the securities will be payable;

•	the rate or rates per annum at which those securities will bear interest (which may be fixed or variable), if any, or the method of determining the same;

•	the date or dates from which that interest, if any, on the securities will accrue, the date or dates on which that interest, if any, will be payable (“Interest Payment Dates”), the date or dates on which payment of that interest, if any, will commence, and the regular record dates for those Interest Payment Dates (“Regular Record Dates”);

•	the extent to which any of the securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	each office or agency at which the securities may be presented for registration of transfer or exchange;

•	the place or places at which the principal of, premium, if any, and interest, if any, on the securities will be payable;

•	the date or dates, if any, after which those securities may be redeemed or purchased in whole or in part, at our option, mandatorily redeemed pursuant to any sinking, purchase, or analogous fund, or purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof;

•	the denomination or denominations in which those securities are authorized to be issued;

•	whether any of the securities will be issued as Original Issue Discount Securities (as defined below);

•	information with respect to book-entry procedures, if any, to the extent they differ from the book-entry procedures described herein;

•	any additional covenants or events of default not currently set forth in the applicable Indenture; and

•	any other terms of those securities not inconsistent with the provisions of the applicable Indenture.

Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) (“Original Issue Discount Securities”), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of those securities. There may not be any periodic payments of interest on Original Issue Discount Securities. If the maturity of any Original Issue Discount Security is accelerated, the amount payable to the holder of that Original Issue Discount Security upon that acceleration will be determined in accordance with the prospectus supplement, the terms of that security, and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of that Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the prospectus supplement relating thereto.

Registration and Transfer

Securities will be issued only as registered securities, without coupons. Securities (other than a global security (as defined below)) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other securities of the same series at the office of the security registrar specified according to the terms of the applicable Indenture. That transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and any interest on securities will be made at our office(s) and/or at the office(s) of the paying agent or paying agents (the “Paying Agents”) we may designate from time to time. However, at our option, payment of any interest may be made (1) by check mailed to the address of the person entitled thereto as that address appears in the applicable security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable security register. Unless indicated otherwise in an applicable prospectus supplement, payment of any installment of interest on securities will be made to the person in whose name that debt security is registered at the close of business on the Regular Record Date for that payment.

Consolidation, Merger, or Sale of Assets

Each Indenture provides that we may, without the consent of the holders of any of the securities outstanding under that Indenture, consolidate with, merge into, or transfer our assets substantially as an entirety to any person or entity, provided that (1) any such successor expressly assumes our obligations on the applicable securities and under that Indenture, (2) after giving effect thereto (and after the lapse of time, notice, or both), no Event of Default (as defined in the Senior Indenture) in the case of Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of Subordinated Securities, shall have happened and be continuing, and (3) certain other conditions under that Indenture are met. Accordingly, any such consolidation, merger, or transfer of assets substantially as an entirety that meets the conditions described above would not create any Event of Default or Default that would entitle holders of the securities, or the Trustee on their behalf, to take any of the actions described below under the caption “Senior Securities — Events of Default, Waivers, etc.” or “Subordinated Securities — Events of Default, Waivers, etc.”

Leveraged and Other Transactions

The Indentures and the securities issued thereunder do not contain provisions that would afford holders of the securities protection in the event of a highly leveraged or other transaction involving us that could affect the holders of the securities adversely.

Modification of the Indenture; Waiver of Covenants

Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding securities of each affected series, modifications and alterations of that Indenture may be made that affect the rights of the holders of those securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each security so affected that would (1) change the maturity of the principal of, or of any installment of interest or premium on, any security issued pursuant to that Indenture, reduce the principal amount thereof or any premium thereon, change the method of calculating interest or the currency of payment of principal or interest (or premium, if any) on, reduce the minimum rate of interest on, impair the right to institute suit for the enforcement of any such payment on or with respect to, any such security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (2) reduce the above-stated percentage in principal amount of outstanding securities required to modify or alter that Indenture.

SENIOR SECURITIES

The Senior Securities will be our direct, unsecured obligations and will rank pari passu with all of our outstanding unsecured senior indebtedness.

Events of Default, Waivers, Etc.

An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as:

•	default in the payment when due of principal of or premium, if any, on any outstanding Senior Securities of that series;

•	default in the payment when due of interest on any outstanding Senior Securities of that series and continuance of that default for 30 days;

•	default in the performance of any other covenant of ours in the Senior Indenture with respect to outstanding Senior Securities of that series and continuance of that default for 90 days after written notice;

•	certain events of bankruptcy, insolvency, or reorganization of us; and

•	any other event that may be specified in a prospectus supplement with respect to any series of Senior Securities.

If an Event of Default with respect to any series of outstanding Senior Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Securities of that series may declare the principal amount (or if those Senior Securities are Original Issue Discount Securities, that portion of the principal amount that may be specified in the terms of that series) of all Senior Securities of that series to be due and payable immediately. If an Event of Default occurs and is continuing, the Trustee may, in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series, and upon reasonable indemnity against the costs, expenses, and liabilities to be incurred in compliance with that request and subject to certain other conditions set forth in the Senior Indenture will, proceed to protect the rights of the holders of all Senior Securities of that series. The holders of a majority in aggregate principal amount of the Senior Securities of any series may waive an Event of Default resulting in acceleration of those Senior Securities, but only if all Events of Default with respect to Senior Securities of that series have been remedied and all payments due (other than those due as a result of acceleration) have been made.

The Senior Indenture also provides that, notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on those Senior Securities when due and that such right will not be impaired without the consent of that holder.

We are required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

SUBORDINATED SECURITIES

The Subordinated Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement related to a particular series of Subordinated Securities offered thereby, will be subject to the subordination provisions described below.

Subordination

If any distribution of our assets upon any dissolution, winding up, liquidation, or reorganization (a “Liquidation Distribution”) occurs, the holders of any Senior Indebtedness will first be entitled to receive payment in full of the amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If, upon any such payment or distribution of assets there remain, after giving effect to those subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property, or securities available for payment or distribution in respect of Subordinated Securities (“Excess Proceeds”) and if, at that time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of those General Obligations, then those Excess Proceeds will first be applied to pay or provide for the payment in full of those General Obligations before any payment or distribution is made in respect of the Subordinated Securities.

In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase, or other acquisition of any of the Subordinated Securities, at any time when (1) there is a default in the payment of the principal of, premium, if any, interest on, or otherwise in respect of any Senior Indebtedness or (2) any Event of Default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of that payment on the Subordinated Securities or any redemption, retirement, purchase, or other acquisition of any of the Subordinated Securities permitting the holders of that Senior Indebtedness to accelerate the maturity thereof. Except as described above, our obligation to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our cash, property, or securities applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property, or securities of us applicable to those creditors in respect of General Obligations.

“Senior Indebtedness” is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (1) all of our indebtedness for money borrowed, other than the Subordinated Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed, or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Securities; or to rank pari passu with the Subordinated Securities and (2) any deferrals, renewals, or extensions of any such Senior Indebtedness. The term “indebtedness for money borrowed” used in the preceding sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of Senior Indebtedness of the Company.

Unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Securities offered thereby, “General Obligations” means all of our obligations to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, other than (1) obligations on account of Senior Indebtedness, (2) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities, and (3) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank pari passu with the Subordinated Securities; provided, however, that, notwithstanding the foregoing, if any rule, guideline, or interpretation promulgated or issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or other competent regulatory agency or authority) as in effect from time to time establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term “General Obligations” also will include such additional obligations to creditors in effect from time to time pursuant to those rules, guidelines, or interpretations. For purposes of the definition of “General Obligations,” the term “claim” has the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

Limited Right of Acceleration

Unless otherwise specified in the prospectus supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in the case of our bankruptcy, insolvency, or reorganization. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant in the Subordinated Indenture.

Events of Default, Defaults, Waivers, Etc.

An Event of Default with respect to our Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving our bankruptcy, insolvency, or reorganization and any other Event of Default provided with respect to Subordinated Securities of that series.

A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as:

•	an Event of Default with respect to that series;

•	default in the payment when due of the principal of or premium, if any, on any Subordinated Security of that series;

•	default in the payment when due of interest upon any Subordinated Security of that series and the continuance of that default for 30 days;

•	default in the performance of any other covenant or agreement of the Company in the Subordinated Indenture with respect to Subordinated Securities of that series and continuance of that default for 90 days after written notice; or

•	any other Default provided with respect to Subordinated Securities of that series.

If an Event of Default with respect to any series of outstanding Subordinated Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Subordinated Securities of that series may declare the principal amount (or, if those Subordinated Securities are Original Issue Discount Securities, that portion of the principal amount that may be specified in the terms of that series) of all Subordinated Securities of that series to be due and payable immediately.

If a Default occurs and is continuing, the Trustee may, in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture, and upon reasonable indemnity against the costs, expenses, and liabilities to be incurred in compliance with that request and subject to certain other conditions set forth in the Subordinated Indenture will, proceed to protect and enforce the rights of the holders of all of the Subordinated Securities of that series. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of those Subordinated

Securities, but only if all Defaults have been remedied and all payments due have been made (other than those due as a result of acceleration).

The Subordinated Indenture also provides that, notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series has the right to institute suit to enforce any payment of principal of, premium, if any, or interest on the Subordinated Security of the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in that Subordinated Security, and that such right will not be impaired without the consent of that holder.

We are required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of Wilmington Trust, the Trustee, or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee, or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Exchange Act and any other applicable regulation, and we do not appoint a successor depositary within 90 days of such notice or the Company becoming aware of such ineligibility; or

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, of like tenor, and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at our office and/or at the office(s) of the Paying Agents we may designate from time to time. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the Indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable Indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the Indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. (“FINRA”). Access to DTC’s system is also available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The applicable prospectus supplement may indicate that third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, in connection with those derivatives. If so, the third party may use securities we pledge or that are borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in those sale transactions will be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment thereto).

A prospectus supplement with respect to each series of securities will include, to the extent applicable:

•	the terms of the offering;

•	the name or names of any underwriters, dealers, remarketing firms, or agents and the terms of any agreement with those parties, including the compensation, fees, or commissions received by, and the amount of securities underwritten, purchased, or remarketed by, each of them, if any;

•	the public offering price or purchase price of the securities and an estimate of the net proceeds to be received by us from any such sale, as applicable;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the anticipated delivery date of the securities, including any delayed delivery arrangements, and any commissions we may pay for solicitation of any such delayed delivery contracts;

•	that the securities are being solicited and offered directly to institutional investors or others;

•	any discounts or concessions to be allowed or reallowed or to be paid to agents or dealers; and

•	any securities exchange on which the securities may be listed.

Any offer and sale of the securities described in this prospectus by us, any underwriters, or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately negotiated transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices at the time of sale; or

•	at negotiated prices.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the NYSE or those other securities exchanges or quotation or trading services.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block as principal in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities so offered and sold.

In connection with offerings made through underwriters or agents, we may enter into agreements with those underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents also may sell securities covered by this prospectus to hedge their positions in any such outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under those arrangements to close out any related open borrowings of securities.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in any event of default in the case of a pledge, sell the pledged securities using this prospectus and the applicable prospectus supplement. That financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities covered by this prospectus.

We may solicit offers to purchase the securities covered by this prospectus directly from, and we may make sales of such securities directly to, institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of such securities.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us.

If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. We generally expect that any agent will be acting on a “best efforts” basis for the period of its appointment.

As one of the means of direct issuance of securities, we may utilize the service of an entity through which we may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

If underwriters are used in any sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions, and the underwriters will be obligated to purchase all of that series of securities if any are purchased.

Underwriters, dealers, agents, and remarketing firms may at the time of any offering of securities be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers, agents, and remarketing firms may be required to make. Underwriters, dealers, agents, and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market. The securities sold pursuant to this prospectus may or may not be listed on a national securities exchange or foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

Any underwriters to whom securities covered by this prospectus are sold by us for public offering and sale, if any, may make a market in the securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Gerard A. Chamberlain, Esquire, Vice President and Counsel of Wilmington Trust. Mr. Chamberlain is an employee of Wilmington Trust Company and owns stock and options to purchase a total of 23,508 shares of stock of Wilmington Trust Corporation. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers, or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.